Exhibit 10.3.1

AMENDMENT NO. 1 TO
SUPPLEMENTAL PROFIT SHARING PLAN FOR EMPLOYEES OF
TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS
RESTATED EFFECTIVE JANUARY 5, 2005

WHEREAS, TRINITY INDUSTRIES, INC., a Delaware corporation (the “Company”), has heretofore adopted the SUPPLEMENTAL PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS RESTATED EFFECTIVE JANUARY 1, 2005 (“the Plan”) for the benefit of certain executive and managerial employees; and
WHEREAS, pursuant to those provisions of the Plan permitting the Company to amend the Plan from time to time, the Company desires to amend the Plan to remove a requirement related to participation in the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates, as hereinafter provided;
NOW THEREFORE, Section 4.01(a) of the Plan is hereby amended to be and read as follows, effective January 1, 2011;

(a)
Compensation Reduction Contributions. For each Year, each Employer shall credit the Compensation Reduction Contribution Account of each of its Employees participating in the Plan with an amount agreed to be credited by such Employer pursuant to a Compensation Reduction Agreement entered into between the Employer and the Participant for such Year, as provided in Section 4.02 hereof. The maximum amount that may be deferred each Plan Year shall be established by the Administrator from time to time. Such Compensation Reduction Agreement shall include a separate deferral election for each of the following types of Compensation:

(i)	Base Compensation;

(ii)	Annual Incentive Compensation;

(iii)	Performance-Based Compensation; and

Exhibit 10.3.1

(iv)	For Plan Years beginning prior to January 1, 2005, Award Compensation.
IN WITNESS WHEREOF, tie Company has caused this instrument to be executed in its name and on its behalf of this ay of _____________ 2011 effective as of January 1, 2011.

TRINITY INDUSTRIES, INC.
By:    /s/ S. Theis Rice
Title:     Sr. V.P. & CLO

ATTEST: /s/ William J. Goodwin